EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
AMENDED AND RESTATED, AS OF NOVEMBER 8, 2022

    THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT is made and entered into as of the 8th day of November, 2022 by and between Michael C. Willoughby (the “Executive”) and PFSWEB, INC. (the “Company”), a corporation organized under the laws of Delaware.

This Agreement is a merger of the Prior Employment Agreement and the Prior Executive Severance Agreement, as hereinafter defined.

WITNESSETH

WHEREAS, the Executive is presently employed as an officer of the Company; and

WHEREAS, the Company and Executive desire to continue the current relationship for the Term of the Agreement (as set forth below) without triggering a Qualifying Termination or any other termination of Executive under this Amended and Restated Executive Employment and Severance Agreement (i.e., this “Agreement”) or any other agreement, including but not limited to, the Prior Executive Severance Agreement, as hereinafter defined;

WHEREAS, the Company and Executive desire to set forth the terms and conditions regarding the continued employment and payment of severance in the future, if any, to the Executive upon the termination of Executive’s employment; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement Consideration” is $954,000, which the Company will pay to Executive within 15 days of the effective date of the execution of this Agreement that describes new terms of employment and a revised future severance payout (if any). Should the Executive voluntarily terminate his employment prior to the end of the Term or if the Executive incurs a Termination for Cause by the Company during the Term of the Agreement, the Company has a right to a pro-rata claw back of the Agreement Consideration through and including June 30, 2023 (after which date the claw back will not be enforceable). The amount the Company may claw back shall not exceed the Agreement Consideration.

“Agreement Term” or “Term of Agreement” shall begin on the date of the execution of the Agreement and end June 30, 2023, on which date this Agreement and Executive’s employment shall end. Notwithstanding the foregoing sentence, the Company may extend the Agreement Term (and consequently, Executive’s employment) for a period of six (6) months through December 31, 2023 if the Executive agrees to such extension.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the Executive’s target bonus for the 2022 fiscal year of the Company. For purposes of clarity, the term “target” is inclusive of all incentive, target, time-based, and performance-based awards but excludes any transaction bonus.

“Competitive Activity” shall mean engaging in the Restricted Business or the provision of related services to any person or entity engaged in the Restricted Business.

“Disability” shall mean that an Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Prior Employment Agreement” means the Agreement Regarding Certain Terms and Conditions of Employment that the Company and the Executive executed on July 7, 2000. This Agreement supersedes the terms found in the Prior Employment Agreement. Notwithstanding the foregoing, the following portions of the Prior Employment Agreement shall still be valid and are incorporated by reference into this Agreement:
i.Definition of Invention

ii.Section 2

iii.Appendix A

“Prior Executive Severance Agreement” means the Executive Severance Agreement entered into between the Company and the Executive October 26, 2001 (as later amended on December 31, 2008).

“Qualifying Termination” means the termination by the Company of Executive’s employment other than a Termination for Cause but including termination by reason of the Executive’s death or Disability. The term “Qualifying Termination” shall not include the termination by Executive of his employment, unless such termination is within 30 days of the reduction by the Company of the Executive’s annual base salary from its then current amount, other than a reduction which is part of, and proportionate with, a general reduction of annual base salaries of not less than three-quarters (in number) of the Company’s officers. For the purpose of clarification, execution of this Agreement that provides Executive with a cash-based salary as described in Section 2 will not constitute a Qualifying Termination for this Agreement or any other Prior Executive Severance Agreement.

“Restricted Business” means providing eCommerce order fulfillment, call center, and order-to-cash management services, and any other business activity in which the Company is engaged in the Territory at any time during which the Company employed the Executive.

“Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of this Agreement and any payment hereunder, a termination must meet the definition of a Separation from Service.

    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

“Termination for Cause” means the termination by the Company of Executive’s employment as the result of:

i.the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); or

ii.the willful engaging by Executive in illegal conduct (including without limitation, conviction of a felony) or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates; or

iii.any breach by Executive of the provisions of Sections 9 or 10 below.
For purposes of this definition, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of the Company’s chief executive officer or another senior officer of the Company other than the Executive) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
2.Executive Compensation. Effective November 15, 2022 and through the Agreement Term, the Executive will receive a cash-based salary equal to a per annum of $30,000 (and thus, pro-rated, if necessary to conform to periods less than a calendar year), to be paid in accordance with the Company’s normal payroll practices. In addition to the cash-based salary, the Executive shall be entitled to equity-based compensation in a number of shares equal to $100,000 per fiscal quarter. The Company shall determine such share count by using the average share price for that current quarter’s quarter-end price (with a minimum established share price conversion floor of $4.50). The Company shall round up such calculation to the next whole share and pay the equity-based compensation as soon as administratively possible following the end of such fiscal quarter.

3.Severance and Status.

(a)In the event of a Qualifying Termination, the Company shall pay (in cash or stock, at the Company’s sole discretion, rounded up to the next highest dollar or whole share, as the case may be) to Executive a severance payment ("Severance Payment") equal to the Bonus Amount, multiplied by two (2).
(b)The Severance Payment shall be reduced by (i) the amount of any loans, advances or other amounts then due and owing by Executive to the Company, and (ii) and shall be net of any and all required withholding and taxes. To the extent the Qualifying Termination arises from the Disability of Executive, the Severance Payment shall be reduced by the amount of any disability insurance benefits payable to Executive.

(c)The Severance Payment shall be payable in equal monthly installments during the Payment Period. The “Payment Period” equals two (2) years.

(d)In the event of a Qualifying Termination, Executive shall continue to be deemed an employee of the Company during the Payment Period for purposes of (i) receiving employee benefits as provided in Section 4 below, (ii) exercising Options and receiving all existing restricted stock units and performance-based units as provided in Section 5 below and (iii) all other matters, rights and privileges in which Executive’s status as an employee of the Company would entitle Executive to some benefit, right, or privilege.

4.Benefits. In the event of a Qualifying Termination, Executive may continue participating in the Company health and welfare plans during the Payment Period, so long as the plan documents permit (and both Company and Executive will continue to pay the respective share of premiums in the same manner as it had before the Executive’s Qualifying Termination). If the Executive cannot participate in any of those plans because the terms of such plans do not allow, Company shall pay to the Executive for Executive (and Executive’s dependents, if applicable) a dollar amount (the “Benefit Payment”) in lieu of enrollment in any of the current medical dental, accident, disability, and life insurance benefits.  The Company shall calculate the Benefit Payment by multiplying twenty-four (24) times the total monthly premium for individual policies (as mutually agreed upon) that provide benefit at a level that is substantially similar to the benefit levels in which the Executive was enrolled immediately preceding the Qualifying Termination.  Such Benefit Payment shall be paid in a lump-sum to the Executive within forty-five (45) days of the Executive’s termination. In addition, the Company will gross up the Benefit Payment at the highest marginal tax rate to account for taxes paid on such Benefit Payment. Nothing in the Section shall be interpreted to affect the Executive’s rights to continuation benefits under COBRA.
5.Options and All Existing Restricted Stock Units and Performance-Based Units. In the event of a Qualifying Termination, all options (“Options”) to purchase shares of the Company’s common stock then held by Executive shall, to the extent not vested, accelerate and immediately vest and shall continue to be exercisable, notwithstanding such Qualifying Termination, for the full stated term thereof. In addition, in the event of a Qualifying Termination, the Company shall, to the extent not vested, accelerate and immediately vest, all existing restricted stock units and performance-based units, and the Company will be pay out such units at target level performance within 15 days of the Qualifying Termination.

6.Termination of Employment. This Agreement constitutes a revised employment agreement and, at its execution, does not constitute a Qualifying Termination or any other termination of Executive under this Agreement or any other agreement, including but not limited to, the Prior Executive Severance Agreement. The Company shall have the right to terminate

Executive’s employment and this Agreement at any time, with or without Cause; provided, however, that:

(a)in the event of a Qualifying Termination, the Company shall pay to Executive the Severance Payment and other benefits provided hereunder; and

(b)in the event of a Termination for Cause, the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive, within 15 days of the effective date of the Termination for Cause, all annual base salary, bonus, expense reimbursement and other amounts which have accrued and are due and payable as of such date, reduced by the amount of any loans, advances or other amounts then due and owing by Executive to the Company and net of any and all required withholding and taxes.
For purposes of this Agreement, “Cause” shall not exist unless and until (i) the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof in detail, and (ii) Executive has had a reasonable opportunity (of not less than 90 days) to cure or correct, to the reasonable satisfaction of a majority of the Board (excluding Executive if Executive is a Board member) the event constituting Cause as determined in accordance with the immediately preceding clause (i). The Company must notify Executive of any event constituting Cause within 90 days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.
7.Dispute; Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving a Qualifying Termination or involving the failure or refusal of the Company to pay any amount arising in connection with such Qualifying Termination, the Company shall (i) pay interest on the unpaid portion of the Severance Payment, at a fluctuating annual rate of interest equal to the prime rate of Chase Bank of Manhattan plus two percent (2%) from the effective date of the Qualifying Termination until paid in full and (ii) reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court or arbitrator issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

8.No Mitigation; Coordination with Change in Control Benefits.

(a)In the event of any Qualifying Termination, Executive shall be under no obligation to seek other employment.

(b)To the extent Executive and the Company have executed and delivered that certain “Amended and Restated Change in Control Severance Agreement” (the “CIC Severance Agreement”), then, notwithstanding anything contained herein, in the event that (i) Executive’s employment shall be terminated under circumstances which constitute a “Qualifying Termination” during the “Termination Period” (as such terms are defined in the CIC Severance Agreement), and (ii) Executive shall have fully received, or provision has been made for payment in full of, all of the payments and benefits to which he may be entitled under the terms of the CIC Severance Agreement, then, in such event, the provisions of this Agreement relating to the Company’s payment of a Severance Payment to Executive shall not apply and neither party shall have any liability or obligation with respect to such Severance Payment.

9.Confidentiality. Without limitation of any other agreement of the Executive:

(a)Confidential Information. Executive acknowledges the Company’s exclusive ownership of all information useful in the business of the Company, its subsidiaries and its affiliates (including its dealings with suppliers, customers and other third parties, whether or not a legal “trade secret”), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by the Executive as a consequence of his employment by the Company (including information conceived, discovered or developed by the Executive during his employment with the Company) (collectively, “Confidential Information”). Confidential Information includes, but is not limited to, the following especially sensitive types of information:

i.the identity, purchase, and payment patterns of, and special relations with, the Company’s customers;

ii.the Company’s business development and marketing plans;

iii.the identity, net prices, and credit terms of, and special relations with the Company’s suppliers; and

iv.the Company’s finances, except to the extent publicly disclosed.

(b)Proprietary Materials. The term “Proprietary Materials” shall mean all business records, documents, drawings, writings, software, programs, and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; and purchasing, sales and policy manuals. Proprietary Materials also include any such things that are created by Executive or with Executive's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/ or Confidential Information.

(c)Acknowledgments by Executive. While some of the information contained in Proprietary Materials may have been known to the Executive prior to employment with the Company, or may now or in the future be in the public domain, the Executive acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including the Executive, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. The Executive further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and become the Company's exclusive property when they are conceived, created or received. The Executive shall report to the Company promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and which either (i) relate to or arise out of any part of the Company's business in which the Executive participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials (all items referred to in this Section 9 being sometimes collectively referred to herein as the “Intellectual Property”). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, at any time, the Executive (or after the Executive’s death, the Executive's personal representative) shall, at the expense of the Company, make, execute ,and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

(d)Confidentiality Duties of Executive. Executive shall, except as may be required by law, at all times while employed by the Company and during the two-year period following any termination of Executive's employment:

i.comply with all of the Company's reasonable instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials;

ii.use Confidential Information and Proprietary Materials only in furtherance of the Company’s business;
iii.exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis;

iv.not copy all or any part of Proprietary Materials, other than in the course of carrying out the Executive's duties and responsibilities for the Company;

v.not sell, give, loan, or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, other than in the course of carrying out the Executive's duties and responsibilities for the Company; and

vi.not publish, lecture on, or otherwise disclose to any person who is not an -employee of the Company, other than in the course of carrying out the Executive’s duties and responsibilities for the Company, all or any part of Confidential Information or Proprietary Materials; and not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

(e)Return Of Company Property. Promptly following the termination of Executive's employment, the Executive (or in the event of death, the Executive’s personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by the Executive or others, which are then in the Executive's possession or control. Records of payments made by the Company to or for the benefit of the Executive, the Executive’s copy of this Agreement, his rolodexes, personal diaries, personal mementos, personal effects shall not be deemed Proprietary Materials for purposes of this paragraph (e), and other such things, lawfully possessed by the Executive which relate solely to taxes payable by the Executive, employee benefits due to the Executive or the terms of the Executive's employment with the Company, shall also not be deemed Proprietary Materials for purposes of this paragraph.

10.    Restrictive Covenant. Without limitation of any other agreement of Executive, and in order to protect the valid business interests of the Company, and in consideration of the Severance Payment and other benefits provided hereunder, Executive covenants and agrees as follows:
(a)For so long as Executive is employed by the Company and during the longer of the Benefit Period or the one-year period following the termination of Executive's employment (herein, the “Restricted Period”):

i.Executive will not provide any Competitive Activity or become associated with, directly or indirectly, as employee, proprietor, stockholder, partner, consultant or otherwise, with any sole proprietorship, corporation, partnership, joint venture, person, or other entity that engages in a Restricted Business;

ii.Executive will not, whether directly or indirectly, and whether on his own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity that engages in a

Restricted Business , solicit or attempt to solicit any client or customer of the Company or any person or entity which at any time during the six months prior to the termination of Executive's employment was then a prospective client or customer of the Company;

iii.Executive will not attempt in any manner to persuade any of the customers of the Company to cease doing business or reduce the amount of business which any of such customers has done or may contemplate doing with the Company; and

iv.Executive will not, whether directly or indirectly, and whether on his own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor, or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person, or other entity, employ any person who at any time during the Restricted Period is or was an employee of the Company

(b)Executive acknowledges that his position with the Company requires the performance of services which are, and will be, special, unique, and extraordinary and such position places him, and will place him, in a position of confidence and trust with the customers of the Company, and accordingly that the restrictive covenants set forth above are necessary in order to protect and maintain the legitimate business interests of the Company. The Executive further acknowledges that the location of the Company's customers and business extends beyond the geographic area of the Company's principal office or state of incorporation and it is reasonable that the restrictive covenants set forth above are not limited by any specific geographic area.

(c)Executive acknowledges that the remedy at law for any breach of the confidentiality provisions of this Agreement or this restrictive covenant by him will be inadequate and that, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking damages and an accounting for lost profits), be entitled to injunctive relief.

(d)Executive acknowledges that the restrictions imposed herein are fair and reasonable and are required for the protection of the Company and are given as an inducement to the Company to enter into this Agreement and are an integral part of the transactions contemplated herein. The Executive further acknowledges that he has the means, skills, and ability to earn a livelihood without violation of the terms of this restrictive covenant. If any of the covenants contained in this Agreement, or any part hereof, is· hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.

(e)The parties agree that in the event that the courts of any one or more of any state having jurisdiction shall hold the above covenants wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

11.    Successors; Binding Agreement.
(a)This Agreement shall not be terminated by any the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Business Combination”), and in any such event, the provisions of this Agreement shall be binding upon the surviving entity thereof, and such Surviving Corporation shall be treated as the Company hereunder.

(b)The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company to unconditionally assume (and for any parent corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee at least three days prior to the effectiveness of any such Business Combination (the “Assumption Date”) shall be a breach of this Agreement and shall, effective as of the Assumption Date, entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder by reason of a Qualifying Termination.

(c)This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

12.    Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive: to the most recent address of such Executive on the books and records of the Company; and

If to the Company: PFSweb, Inc., Attention: Secretary, 500 North Central Expressway, Plano, TX 75074;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.     Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in full settlement of all claims and potential claims by Executive against the Company and its officers, directors, employees, agents, and representatives in respect of the termination of Executive's employment or any other matter relating to Executive's employment by the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. Subject to the provisions of Section 8(b) above, the terms and provisions of this Agreement are in addition to, and not in lieu of, the terms and provisions of the CIC Severance Agreement, if any, between the Company and Executive.
14.    Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
15.    Survival. The respective obligations and benefits afforded to the Company and Executive shall survive any termination of Executive's employment or the termination of this Agreement.
16.    GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
18.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement (and, as applicable, the CIC Severance Agreement) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

19.Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Dallas, Texas, in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Company. The foregoing shall not restrict the ability of any party to seek injunctive or equitable relief in any court having jurisdiction thereof.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.
[Signatures on the Following Page]

PFSweb, Inc.

By:    /s/ Thomas Madden

Name:     Thomas Madden

Title:    Chief Financial Officer

Board of Directors of
PFSweb, Inc.

By:    /s/ G Mercedes De Luca

Name:     G Mercedes De Luca

Title:    Board Member

EXECUTIVE:

/s/ Michael Willoughby
Michael C. Willoughby